Exhibit 99.1

For Immediate Release
Contact: Dewey Steadman
Phone: (202) 919-4097
Email: ir@unither.com

United Therapeutics Corporation Reports Fourth Quarter
and Full Year 2021 Financial Results
Double-digit percentage revenue and patient count growth in full-year 2021
Company reaffirms target to reach 6,000 patients with Tyvaso by the end of 2022
Major amendment to Tyvaso DPI™ NDA pushes FDA decision date to May 2022
SILVER SPRING, MD. and RESEARCH TRIANGLE PARK, N.C., February 24, 2022: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the fourth quarter and year ended December 31, 2021. Full year total revenues rose to $1,686 million, as U.S. patients being treated with the company’s treprostinil-based therapies reached an all-time high during the fourth quarter of 2021.
“We continue to make strong progress with patient growth as we march toward our target of reaching 25,000 patients with our therapies by the end of 2025,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics. “The recent transplants of our xenoheart and xenokidney products demonstrate the tremendous potential of our business model for the second half of the 2020s and beyond. Indeed, Mr. David Bennett, Sr., the first UHeart™ recipient, continues to have strong cardiovascular function seven weeks after his transplant.”
“Our commercial teams continue to perform with double-digit percentage growth in revenue and patient counts in 2021 compared to 2020,” said Michael Benkowitz, President and Chief Operating Officer of United Therapeutics. “Despite a setback with Tyvaso DPI, we remain on track to achieve 6,000 patients with Tyvaso by the end of 2022.”
United Therapeutics recently received an information request letter from the U.S. Food and Drug Administration (FDA) requesting additional information regarding the pulmonary safety of Tyvaso DPI related to a pending Citizen's Petition. United Therapeutics responded to the agency’s information request; however, the FDA has considered this response to be a major amendment to the NDA, extending FDA’s review deadline to May 2022.
FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS
Key financial highlights include (in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Revenues	$415.2	$384.9	$1,685.5	$1,483.3
Net income	$112.2	$98.8	$475.8	$514.8
Non-GAAP earnings(1)	$168.0	$149.3	$721.6	$644.7
Net income, per basic share	$2.49	$2.22	$10.60	$11.65
Net income, per diluted share	$2.35	$2.19	$10.06	$11.54
Non-GAAP earnings, per diluted share(1)	$3.51	$3.31	$15.26	$14.46
(1)    See definition of non-GAAP earnings, a non-GAAP financial measure, and a reconciliation of net income to non-GAAP earnings below.

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Revenues
The table below summarizes the components of total revenues (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2021	2020			2021	2020
Net product sales:
Tyvaso®	$166.5	$131.7	$34.8	26%	$607.5	$483.3	$124.2	26%
Remodulin®	118.3	127.9	(9.6)	(8)%	513.7	516.7	(3.0)	(1)%
Orenitram®	72.3	74.0	(1.7)	(2)%	306.1	293.1	13.0	4%
Unituxin®	50.0	29.7	20.3	68%	202.3	122.9	79.4	65%
Adcirca®	8.1	21.6	(13.5)	(63)%	55.9	67.3	(11.4)	(17)%
Total revenues	$415.2	$384.9	$30.3	8%	$1,685.5	$1,483.3	$202.2	14%
Net product sales from our treprostinil-based products (Tyvaso, Remodulin, and Orenitram) grew by $23.5 million in the fourth quarter of 2021 compared to the fourth quarter of 2020. The growth in Tyvaso revenues resulted primarily from an increase in quantities sold, reflecting an increased number of patients following the expansion of the Tyvaso label to include pulmonary hypertension associated with interstitial lung disease (PH-ILD). The decrease in Remodulin revenues was primarily due to lower quantities sold in the U.S. The growth in Unituxin revenues primarily resulted from an increase in quantities sold. Unituxin revenues in the fourth quarter of 2021 included $6.3 million related to the launch of Unituxin in Japan.
Net product sales from our treprostinil-based products (Tyvaso, Remodulin, and Orenitram) grew by $134.2 million in 2021 compared to 2020. The growth in Tyvaso revenues resulted primarily from an increase in quantities sold, reflecting an increased number of patients following the PH-ILD label expansion and, to a lesser extent, price increases. The decrease in Remodulin revenues resulted from a decrease in U.S. Remodulin revenues of $28.9 million, partially offset by an increase in international Remodulin revenues of $25.9 million. The decrease in U.S. Remodulin revenues was primarily due to a decrease in quantities sold and, to a lesser extent, higher gross-to-net deductions. The increase in international Remodulin revenues was primarily due to reduced orders by an international distributor in 2020 in order to reduce its inventory as a result of the anticipated impact of generic competition. The growth in Unituxin revenues resulted from an increase in quantities sold and, to a lesser extent, price increases. Unituxin revenues in 2021 included $18.4 million related to the launch of Unituxin in Japan.
Expenses
Cost of product sales. The table below summarizes cost of product sales by major category (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2021	2020			2021	2020
Category:
Cost of product sales	$32.8	$30.4	$2.4	8%	$116.7	$101.0	$15.7	16%
Share-based compensation expense(1)	1.8	4.4	(2.6)	(59)%	5.8	7.1	(1.3)	(18)%
Total cost of product sales	$34.6	$34.8	$(0.2)	(1)%	$122.5	$108.1	$14.4	13%
(1)Refer to Share-based compensation below.
Cost of product sales, excluding share-based compensation. The increase in cost of product sales for the year ended December 31, 2021, as compared to the same period in 2020, was primarily attributable to shipments of the Remunity Pump following launch in February 2021.

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Research and development expense. The table below summarizes research and development expense by major category (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2021	2020			2021	2020
Category:
Research and development projects	$75.5	$109.5	$(34.0)	(31)%	$515.7	$328.2	$187.5	57%
Share-based compensation expense(1)	7.4	16.6	(9.2)	(55)%	24.4	29.5	(5.1)	(17)%
Total research and development expense	$82.9	$126.1	$(43.2)	(34)%	$540.1	$357.7	$182.4	51%
(1)Refer to Share-based compensation below.
Research and development expense, excluding share-based compensation. The decrease in research and development expense for the quarter ended December 31, 2021, as compared to the same period in 2020, was due to: (1) a decrease in milestone payments under our license and collaboration agreement with MannKind; (2) a decrease in pre-launch costs related to the Remunity® Pump launch; and (3) a decrease in spending related to a facility we decided to repurpose in 2021.
The increase in research and development expense for the year ended December 31, 2021, as compared to the same period in 2020, was due to: (1) a $107.3 million IPR&D impairment charge related to our March 2021 decision to discontinue the U.S. development of Trevyent; (2) a $105.0 million purchase of a pediatric disease priority review voucher, which we redeemed upon submission of the Tyvaso DPI new drug application (NDA); and (3) an $11.6 million impairment charge related to repurposing one of our facilities. These increases were partially offset by a decrease in milestone payments under our license and collaboration agreement with MannKind and reduced costs following the completion of the phase 3 DISTINCT study of Unituxin in 2020.
Selling, general, and administrative expense. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2021	2020			2021	2020
Category:
General and administrative	$76.0	$69.2	$6.8	10%	$294.3	$241.8	$52.5	22%
Sales and marketing	16.4	16.8	(0.4)	(2)%	64.4	54.9	9.5	17%
Share-based compensation expense(1)	35.5	72.7	(37.2)	(51)%	108.3	127.2	(18.9)	(15)%
Total selling, general, and administrative expense	$127.9	$158.7	$(30.8)	(19)%	$467.0	$423.9	$43.1	10%
(1)Refer to Share-based compensation below.
General and administrative, excluding share-based compensation. The increase in general and administrative expense for the year ended December 31, 2021, as compared to the same period in 2020, was primarily due to: (1) an increase in litigation expenses; and (2) an increase in consulting expenses.

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Share-based compensation. The table below summarizes share-based compensation expense by major category (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2021	2020			2021	2020
Category:
Stock options	$5.6	$9.2	$(3.6)	(39)%	$25.4	$44.0	$(18.6)	(42)%
Restricted stock units	6.3	5.5	0.8	15%	24.7	20.5	4.2	20%
Share tracking awards plan (STAP)	32.3	78.5	(46.2)	(59)%	86.6	97.8	(11.2)	(11)%
Employee stock purchase plan	0.5	0.5	—	—%	1.8	1.5	0.3	20%
Total share-based compensation expense	$44.7	$93.7	$(49.0)	(52)%	$138.5	$163.8	$(25.3)	(15)%

The decrease in share-based compensation expense for the quarter and year ended December 31, 2021, as compared to the same periods in 2020, was due to a decrease in STAP expense driven by a 17 percent increase and a 42 percent increase in our stock price during the quarter and year ended December 31, 2021, respectively, as compared to a 50 percent increase and a 72 percent increase in our stock price for the quarter and year ended December 31, 2020, respectively. There was also a decrease in stock option expense for the year ended December 31, 2021 due to a reduction in awards granted and outstanding in 2021 compared to the same period in 2020. The decrease in share-based compensation expense for the year ended December 31, 2021 was partially offset by an increase in restricted stock unit expense.
Other (expense) income, net. The changes in other (expense) income, net for the quarter and year ended December 31, 2021, as compared to the same periods in 2020, were primarily due to the recognition of net unrealized and realized gains and losses on our investments in equity securities and net unrealized gains and losses on our contingent consideration assets.
Income tax expense. Income tax expense was $118.1 million for the year ended December 31, 2021, as compared to $124.1 million for the same period in 2020. For the years ended December 31, 2021 and 2020, our effective income tax rates (ETR) were approximately 20 percent and 19 percent, respectively. Our ETR for the year ended December 31, 2021 increased, as compared to our ETR for the year ended December 31, 2020, primarily due to increases in blended state income tax rates and decreases in tax credits, partially offset by a decrease in the valuation allowance on deferred taxes.

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Non-GAAP Earnings
Non-GAAP earnings is defined as net income, adjusted for: (1) share-based compensation expense (including expenses relating to stock options, restricted stock units, share tracking awards, and our employee stock purchase plan); (2) unrealized gains on investments in privately-held companies; (3) impairment charges; (4) license-related fees; (5) net changes in recurring fair value measurements; (6) certain other costs incurred outside our normal course of business; and (7) tax impact on non-GAAP earnings adjustments.
A reconciliation of net income to non-GAAP earnings is presented below (in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income, as reported	$112.2	$98.8	$475.8	$514.8
Adjusted for the following charges:
Share-based compensation expense(1)	44.7	93.7	138.5	163.8
Unrealized gains on investments in privately-held companies(2)	—	(0.7)	—	(25.5)
Impairment charges(3)	1.0	—	134.9	16.0
License-related fees(4)	2.0	17.5	3.0	33.6
Net changes in recurring fair value measurements(5)	28.6	(43.7)	(44.2)	(25.7)
Other(6)	—	—	105.0	—
Tax benefit	(20.5)	(16.3)	(91.4)	(32.3)
Non-GAAP earnings	$168.0	$149.3	$721.6	$644.7
Non-GAAP earnings per share:
Basic	$3.73	$3.36	$16.07	$14.59
Diluted	$3.51	$3.31	$15.26	$14.46
Weighted average number of common shares outstanding:
Basic	45.1	44.5	44.9	44.2
Diluted	47.8	45.1	47.3	44.6
(1)Recorded within operating expenses in our consolidated statements of operations.
(2)Recorded within other (expense) income, net in our consolidated statements of operations.
(3)For the quarter ended December 31, 2021, we recognized a $1.0 million impairment charge which was recorded within selling, general, and administrative in our consolidated statements of operations. For the year ended December 31, 2021, we recognized $134.9 million in impairment charges and recorded these charges within research and development, selling, general, and administrative, and impairments of investments in privately-held companies in our consolidated statements of operations. For the year ended December 31, 2020, we recognized impairment charges of $16.0 million and recorded these charges within impairments of investments in privately-held companies, selling, general, and administrative, and other (expense) income, net in our consolidated statements of operations.
(4)Recorded within research and development in our consolidated statements of operations.
(5)Net changes in the fair values of our contingent consideration liabilities were recorded within research and development in our consolidated statements of operations and net changes in all other recurring fair value measurements were recorded within other (expense) income, net in our consolidated statements of operations.
(6)For the year ended December 31, 2021, we expensed $105.0 million related to a pediatric disease priority review voucher and recorded the amount within research and development in our consolidated statements of operations.

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PRODUCT COMMERCIALIZATION UPDATE
In 2021, we launched one new product and one new product indication. In February 2021, we launched commercial sales of the Remunity Pump for Remodulin, and in April 2021, we launched a label expansion for Tyvaso to include an indication for PH-ILD following approval by the U.S. FDA on March 31, 2021.
Remunity Pump for Remodulin. In February 2021, we launched sales of the Remunity Pump for Remodulin. The Remunity Pump is a pre-filled, semi-disposable system for subcutaneous delivery of treprostinil. The system consists of a small, lightweight, durable pump and separate controller. The pump uses disposable cartridges filled with Remodulin, which can be connected to the pump with less patient manipulation than is typically involved in filling other currently-available subcutaneous pumps.

Tyvaso Inhalation Solution in PH-ILD. The FDA approved Tyvaso for the PH-ILD indication on March 31, 2021, and we launched commercial efforts for the new indication shortly thereafter.

Tyvaso DPI™. In April 2021, we submitted a new drug application (NDA) for Tyvaso DPI for pulmonary arterial hypertension (PAH) and PH-ILD indications. In October 2021 we received a complete response letter (CRL) from the FDA noting a single deficiency preventing approval of Tyvaso DPI, related to an open inspection issue at a third-party facility that performs analytical testing of treprostinil drug substance. The CRL noted, but did not cite as a deficiency, that the FDA had not yet completed its review of a Citizen Petition submitted to the FDA in July 2021 concerning the safety of an excipient in Tyvaso DPI.

We resubmitted our NDA in December 2021 and the FDA issued an action date for February 2022. In February 2022, the FDA requested additional information concerning the pulmonary safety of Tyvaso DPI related to a pending Citizen's Petition. We responded to the FDA’s request, and the FDA indicated that our response constitutes a major amendment to the Tyvaso DPI NDA, which extends the FDA’s anticipated deadline to review the pending NDA to May 2022.

Our Tyvaso DPI NDA includes the results of two clinical studies we conducted of Tyvaso DPI. One was a study in healthy volunteers, comparing the pharmacokinetics of Tyvaso DPI to Tyvaso Inhalation Solution. The study was completed in October 2020, and demonstrated comparable systemic treprostinil exposure between Tyvaso DPI and Tyvaso Inhalation Solution. In December 2020, we completed a clinical study (called BREEZE), which evaluated the safety and pharmacokinetics of switching PAH patients from Tyvaso Inhalation Solution to Tyvaso DPI. The BREEZE study demonstrated the safety and tolerability of Tyvaso DPI in subjects with PAH transitioning from Tyvaso Inhalation Solution, and comparable systemic treprostinil exposure between Tyvaso DPI and Tyvaso Inhalation Solution.
RESEARCH AND DEVELOPMENT UPDATE
Updates on select later-stage programs are below.
Tyvaso in chronic fibrosing interstitial lung diseases — TETON 1 and TETON 2. We are enrolling a phase 3 study called TETON 1, which is a U.S. study of Tyvaso in patients with idiopathic pulmonary fibrosis (IPF). The primary endpoint of this study is the change in absolute forced vital capacity (FVC) from baseline to week 52. We are planning an additional phase 3 study of Tyvaso in IPF patients that will be similar to TETON 1, called TETON 2, but will be conducted outside the United States.
The TETON program was prompted by data from the INCREASE study, which demonstrated improvements in certain key parameters of lung function in pulmonary hypertension patients with fibrotic lung disease. Specifically, in the INCREASE study, treatment with Tyvaso resulted in significant improvements in percent predicted FVC at weeks 8 and 16, with subjects having underlying etiologies of idiopathic interstitial pneumonias showing greater improvement. Consistent positive effects were also observed in patients with chronic hypersensitivity pneumonitis and environmental/occupational lung disease. These data points, combined with substantial preclinical evidence of antifibrotic activity of treprostinil, suggest that Tyvaso may offer a treatment option for patients with fibrotic lung disease.
Tyvaso in PH-COPD — PERFECT. Enrollment is ongoing for the phase 3 PERFECT study evaluating Tyvaso in patients with WHO Group 3 pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD). In a 30-week crossover study, 136 subjects will be randomized between inhaled treprostinil and

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placebo for a 26-week treatment period. The primary endpoint of the study is the change in 6MWD from baseline to week 12.
Ralinepag phase 3 clinical studies — ADVANCE CAPACITY and ADVANCE OUTCOMES. We are enrolling two phase 3 clinical studies to support the potential approval of oral ralinepag for PAH.
INDUCEMENT RESTRICTED STOCK UNITS
On February 18, 2022, we granted a total of 570 restricted stock units under our 2019 Inducement Stock Incentive Plan to four newly hired employees. These restricted stock units vest in three equal installments on February 28, 2023, February 28, 2024, and February 28, 2025, assuming continued employment on such dates, and are subject to the standard terms and conditions we filed with the SEC as Exhibit 10.2 to our Current Report on Form 8-K on March 1, 2019. We are providing this information in accordance with Nasdaq Listing Rule 5635(c)(4).
WEBCAST
We will host a webcast to discuss our fourth quarter and full year 2021 financial results on Thursday, February 24, 2022, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations/default.aspx. A replay of the webcast will also be available at the same location on our website.
UNITED THERAPEUTICS: ENABLING INSPIRATION
We build on the strength of our research and development expertise and a distinctive, entrepreneurial culture that encourages diversity, innovation, creativity, sustainability, and, simply, fun. Since inception, our mission has been to find a cure for pulmonary arterial hypertension and other life-threatening diseases. Toward this goal we have successfully gained FDA approval for five medicines, we are always conducting new clinical trials, and we are working to create an unlimited supply of manufactured organs for transplantation.

We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs. At the same time, we seek to provide our shareholders with superior financial performance and our communities with earth-sensitive energy utilization.

You can learn more about what it means to be a PBC here: unither.com/PBC.
NON-GAAP FINANCIAL INFORMATION
This press release contains a financial measure, non-GAAP earnings, which does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by providing greater transparency with respect to the information our management uses to evaluate and compare the performance of our core operations and make operating decisions. This non-GAAP financial measure enables investors to see our business through the eyes of our management. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to non-GAAP earnings can be found in the table above under the heading, Non-GAAP Earnings.
FORWARD-LOOKING STATEMENTS
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among

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others, statements related to: our revenue growth prospects, our goals of reaching 6,000 U.S. patients on Tyvaso by the end of 2022 and 25,000 patients on all of our therapies by the end of 2025, our expectations concerning the timing and success of our efforts to obtain the necessary FDA approval to launch Tyvaso DPI, our research and development plans related to the PERFECT and TETON studies of Tyvaso, the ADVANCE studies of ralinepag, our xenotransplantation products, our mission to find a cure for pulmonary hypertension and other life-threatening diseases, our ongoing and future clinical trials and other research and development efforts, and our goals of furthering our public benefit purpose, providing superior financial performance for shareholders, and providing our communities with earth-sensitive energy utilization. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. These risks include, in particular, the risk that we will not obtain the necessary FDA approvals to launch Tyvaso DPI. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of February 24, 2022, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, TYVASO, and UNITUXIN are registered trademarks of United Therapeutics Corporation and/or its subsidiaries.
TYVASO DPI and UHEART are trademarks of United Therapeutics Corporation and/or its subsidiaries.
ADCIRCA is a registered trademark of Eli Lilly and Company.

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Net product sales	$415.2	$384.9	$1,685.5	$1,483.3
Total revenues	415.2	384.9	1,685.5	1,483.3
Operating expenses:
Cost of product sales	34.6	34.8	122.5	108.1
Research and development	82.9	126.1	540.1	357.7
Selling, general, and administrative	127.9	158.7	467.0	423.9
Total operating expenses	245.4	319.6	1,129.6	889.7
Operating income	169.8	65.3	555.9	593.6
Interest income	4.2	5.0	16.7	28.6
Interest expense	(4.7)	(4.8)	(18.6)	(23.5)
Other (expense) income, net	(28.8)	48.9	42.2	49.3
Impairments of investments in privately-held companies	—	—	(2.3)	(9.1)
Total other (expense) income, net	(29.3)	49.1	38.0	45.3
Income before income taxes	140.5	114.4	593.9	638.9
Income tax expense	(28.3)	(15.6)	(118.1)	(124.1)
Net income	$112.2	$98.8	$475.8	$514.8
Net income per common share:
Basic	$2.49	$2.22	$10.60	$11.65
Diluted	$2.35	$2.19	$10.06	$11.54
Weighted average number of common shares outstanding:
Basic	45.1	44.5	44.9	44.2
Diluted	47.8	45.1	47.3	44.6

SELECTED CONSOLIDATED BALANCE SHEET DATA
(In millions)

	December 31,
	2021	2020
Cash, cash equivalents, and marketable investments	$3,580.6	$2,984.6
Total assets	5,169.1	4,615.0
Total liabilities	1,210.2	1,219.8
Total stockholders' equity	3,958.9	3,395.2

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